Exhibit 10.39

RESTRICTED STOCK AGREEMENT

THIS RESTATED RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into by and between U.S. Physical Therapy, Inc., a corporation organized under the laws of the State of Nevada (the “Company”) and __________ an employee of the Company (“Grantee”) on ____, 2025 (the “Grant Date”), pursuant to the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (the “Plan”).  The Plan is incorporated by reference herein in its entirety.  Capitalized terms not otherwise defined in this agreement shall have the meaning given to such terms in the Plan.

WHEREAS, Grantee is an employee of the Company, and in connection therewith, the Company desires to grant to Grantee ____ shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s welfare and growth; and

WHEREAS, Grantee desires to have the opportunity to be a holder of shares of the Common Stock subject to the terms and conditions of this Agreement and the Plan.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Grant of Common Stock and Administration.  Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein (i) the Company grants to Grantee ______ shares of Common Stock (“Restricted Shares”) (granted per the lapsing schedule described in 2(a) below), and (ii) Grantee shall have and may exercise all rights and privileges of ownership of such shares, including, without limitation, the voting rights of such shares and the right to receive any dividends declared in respect thereof.  This Agreement and its grant of Restricted Shares is subject to the terms and conditions of the Plan, and the terms and conditions of the Plan shall control except to the extent otherwise permitted or authorized in the Plan and specifically addressed in this Agreement.  The Plan and this Agreement shall be administered by the Committee pursuant to the Plan.

2.          Transfer Restrictions.

(a)      Generally.  Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Restricted Shares. The Transfer restrictions of this Section 2 shall lapse with respect to the _____ Restricted Shares as follows: the Transfer restrictions shall lapse as to ___ shares of the total Restricted Shares on May 20, 2025, as to ___ shares on August 20, 2025, as to ____ shares on November 20, 2025, as to ___ shares on March 6, 2026, and thereafter as to ___ shares on each subsequent May 20, August 20, November 20, and March 6, with the all Transfer restrictions lapsing on the remaining ___ shares as of March 6, 2029. The Restricted Shares as to which such Transfer restrictions do not apply or so lapse are referred to as “Vested Shares.”

(b)       Dividends, etc.  If the Company (i) declares a dividend or makes a distribution on Common Stock in shares of Common Stock, (ii) subdivides or reclassifies outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combines or reclassifies outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of shares of Grantee’s Common Stock subject to the transfer restrictions of this Section 2 will be proportionately increased or reduced so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder.

3.          Forfeiture.

If Grantee’s employment with the Company is terminated by the Company or Grantee for any reason, except for death or disability, then Grantee shall immediately forfeit all Restricted Shares which are not Vested Shares.  If the Grantee’s employment with the Company is terminated due to Grantee’s death or disability, then all Restricted Shares shall immediately vest pursuant to the terms of the Plan.  Any Restricted Shares forfeited under this Agreement shall automatically revert to the Company and become canceled and such shares shall be again subject to the Plan.  Any certificate(s) representing Restricted Shares which include forfeited shares shall only represent that number of Restricted Shares which have not been forfeited hereunder.  Upon the Company’s request, Grantee agrees for itself and any other holder(s) to tender to the Company any certificate(s) representing Restricted Shares which include forfeited shares for a new certificate representing the unforfeited number of Restricted Shares.

4.          Issuance of Certificate.

(a)        The Restricted Shares may not be Transferred until they become Vested Shares.  Further, the Restricted Shares may not be transferred and the Vested Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, any rules of the New York Stock Exchange, or violation of Company policy.  The Company shall cause to be issued a stock certificate, registered in the name of the Grantee, evidencing the Restricted Shares upon receipt of a stock power duly endorsed in blank with respect to such shares.  Each such stock certificate shall bear the following legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE U.S. PHYSICAL THERAPY, INC. 2003 STOCK INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND U.S. PHYSICAL THERAPY, INC.  A COPY OF THE PLAN AND THE AWARD AGREEMENT ARE ON FILE IN THE CORPORATE OFFICES OF U.S. PHYSICAL THERAPY, INC.

Such legend shall not be removed from the certificate evidencing Restricted Shares until such time as the restrictions imposed by Section 2 hereof have lapsed.

(b)        The certificate issued pursuant to this Section 4, together with the stock powers relating to the Restricted Shares evidenced by such certificate, shall be held by the Company.  The Company shall issue to the Grantee a receipt evidencing the certificates held by it which are registered in the name of the Grantee.

5.          Tax Requirements.

Tax Withholding.  This grant of Restricted Shares is subject  to and the Company shall have the power and the right to deduct or withhold from other amounts payable to Grantee from the Company, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan and this Agreement.

6.          Solicitation/Hiring Covenants

As part of the consideration for the grant of Restricted Shares, the Grantee agrees that during his/her employment with the Company and for a period of two (2) years after the termination of such employment for any reason whatsoever, neither Grantee nor any of Grantee’s affiliates will, directly or indirectly, solicit or recruit or attempt to solicit or recruit for employment, or employ or engage as a contractor, any person who was an employee or contractor of the Company (or any of its subsidiaries) at any time during the six months immediately preceding such solicitation or hiring.

7.           Miscellaneous.

(a)       Certain Transfers Void.  Any purported Transfer of shares of Common Stock or Restricted Shares in breach of any provision of this Agreement shall be void and ineffectual, and shall not operate to Transfer any interest or title in the purported transferee.

(b)       No Fractional Shares.  All provisions of this Agreement concern whole shares of Common Stock.  If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

(c)        Not an Employment or Service Agreement.  This Agreement is not an employment agreement, and this Agreement shall not be, and no provision of this Agreement shall be construed or interpreted to create any right of Grantee to continue employment with or provide services to the Company or any of its Affiliates.

(d)       Notices.  Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to Grantee at his/her address indicated on the Company’s stock records, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

(e)        Amendment and Waiver.  This Agreement may be amended, modified or superseded only by written instrument executed by the Company and Grantee.  Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee.  The failure of any party at any time or times to require performance of any provisions hereof, shall in no manner effect the right to enforce the same.  No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(f)        Governing Law and Severability.  This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Nevada.  The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

(g)       Successors and Assigns.  Subject to the limitations which this Agreement imposes upon transferability of shares of Common Stock, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and Grantee, and Grantee’s permitted assigns and upon death, estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

(h)        Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in any Shares is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.

(i)        Entire Agreement.  This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

(j)         Compliance with Other Laws and Regulations.  This Agreement, the grant of Restricted Shares and issuance of Common Stock shall be subject to all applicable federal and state laws, rules, regulations and applicable rules and regulations of any exchanges on which such securities are traded or listed, and Company rules or policies.  Any determination in which connection by the Committee shall be final, binding and conclusive on the parties hereto and on any third parties, including any individual or entity.

(k)        Independent Legal and Tax Advice.  The Grantee has been advised and Grantee hereby acknowledges that he/she has been advised to obtain independent legal and tax advice regarding this Agreement, grant of the Restricted Shares and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code.

8.          Counterparts.  This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

9.          Grantee’s Acknowledgments.  The Grantee acknowledges receipt of a copy of the Plan and represents that he/she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all the terms and provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

COMPANY:

By:
Chris Reading
Title:	Chief Executive Officer
Address:	1300 W Sam Houston Parkway South
Suite 300
Houston, Texas 77042
Telecopy No.: 713-297-6339

GRANTEE: